Mail Stop 3561



      December 22, 2005


Via Fax and U.S. Mail
Mr. Daniel M. Fitzpatrick
Senior Vice President and Chief Financial Officer
ITT Educational Services, Inc.
13000 North Meridian Street
Carmel, IN 46032-1404


	RE:	Form 10-K for the year ended December 31, 2004
		Filed March 15, 2005
		File No. 1-13144


Dear Mr. Fitzpatrick:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549